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                                                                    EXHIBIT 10.1

                          POLO RALPH LAUREN CORPORATION

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made effective as of the 1st day of July, 2001 (the "Effective Date"), by and between POLO RALPH LAUREN CORPORATION, a Delaware corporation (the "Corporation"), and Gerald M. Chaney (the "Executive").

            In consideration of the mutual covenants and premises contained herein, the parties hereby agree as follows:

                                   Article I
                                   EMPLOYMENT

            1.1 Employment Term. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and conditions set forth herein. The employment of the Executive by the Corporation shall be effective as of the date hereof and continue until the close of business of the third anniversary of the date of this Agreement (the "Term"), unless earlier terminated in accordance with Article II hereof.

            1.2 Position and Duties. During the Term the Executive shall faithfully, and in conformity with the directions of the Board of Directors of the Corporation (the "Board") or the management of the Corporation ("Management"), perform the duties of [his/her] employment, and shall devote to the performance of such duties [his/her] full time and attention. During the Term the Executive shall serve in such position as the Board or Management may from time to time direct. During the Term, the Executive may engage in outside activities provided those activities do not conflict with the duties and responsibilities enumerated hereunder, and provided further that the Executive gives written notice to the Board of any outside business activity that may require significant expenditure of the Executive's time in which the Executive plans to become involved, whether or not such activity is pursued for profit. The Executive shall be excused from performing any services hereunder during periods of temporary incapacity and during vacations in accordance with the Corporation's disability and vacation policies.

            1.3 Place of Performance. The Executive shall be employed at the principal offices of the Corporation located in New York, New York, except for required travel on the Corporation's business.

            1.4 Compensation and Related Matters.




                  (a) Base Compensation. In consideration of [his/her] services during the Term, the Corporation shall pay the Executive cash compensation at an annual rate not less than the base salary as set forth on Exhibit A hereto ("Base Compensation"). Executive's Base Compensation shall be subject to such increases as may be approved by the Board or Management. The Base Compensation shall be payable as current salary, in installments not less
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frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the Term.

                  (b) Bonus. During the Term, the Executive shall have the opportunity to earn an annual bonus in accordance with any annual bonus program the Corporation maintains that would be applicable to the Executive.

                  (c) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all reasonable expenses of travel and living while away from home, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.

                  (d) Vacations. During the Term, the Executive shall be entitled to the number of vacation days in each calendar year, and to compensation in respect of earned but unused vacation days, determined in accordance with the Corporation's vacation program. The Executive shall also be entitled to all paid holidays given by the Corporation to its employees.

                  (e) Other Benefits. The Executive shall be entitled to participate in all of the Corporation's employee benefit plans and programs in effect during the Term as would by their terms be applicable to the Executive, including, without limitation, any pension and retirement plan, supplemental pension and retirement plan, deferred compensation plan, incentive plan, stock option plan, life insurance plan, medical insurance plan, dental care plan, accidental death and disability plan, and vacation, sick leave or personal leave program. After the Executive becomes employed, the Corporation shall not make any changes in such plans or programs that would adversely affect the Executive's benefits thereunder, unless such change occurs pursuant to a program applicable to other similarly situated employees of the Corporation and does not result in a proportionately greater reduction in the rights or benefits of the Executive as compared with other similarly situated employees of the Corporation. Except as otherwise specifically provided herein, nothing paid to the Executive under any plan or program presently in effect or made available in the future shall be in lieu of the Base Compensation or any bonus payable under Sections 1.4(a) and 1.4(b) hereof.

                                   Article II
                            TERMINATION OF EMPLOYMENT

            2.1 Termination of Employment. The Executive's employment may terminate prior to the expiration of the Term under the following circumstances:

                  (a) Without Cause. The Executive's employment shall terminate upon the Corporation's notifying the Executive that [his/her] services will no longer be required.

                  (b) Death. The Executive's employment shall terminate upon the Executive's death.

                  (c) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent and unable to perform the duties


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hereunder on a full-time basis for an entire period of six consecutive months, the Executive's employment may be terminated by the Corporation following such six-month period.

                  (d) Cause. The Corporation may terminate the Executive's employment for Cause. For purposes hereof, "Cause" shall mean:

                            (i) deliberate or intentional failure by the
Executive to substantially perform the material duties of the Executive hereunder (other than due to Disability);

                            (ii) an intentional act of fraud, embezzlement,
theft or any other material violation of law;

                            (iii) intentional wrongful damage to material assets
of the Corporation;

                            (iv) intentional wrongful disclosure of material
confidential information of the Corporation;

                            (v) intentional wrongful engagement in any
competitive activity which would constitute a breach of this Agreement and/or of the Executive's duty of loyalty; or

                            (vi) intentional breach of any material employment
policy of the Corporation.

No act, or failure to act, on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that [his/her] action or omission was in, or not opposed to, the best interest of the Corporation. Failure to meet performance standards or objectives of the Corporation shall not constitute Cause for purposes hereof.

                  (e) Voluntary Termination. The Executive may voluntarily terminate the Executive's employment with the Corporation at any time.

            2.2 Date of Termination. The date of termination shall be:

                  (a) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death;

                  (b) if the Executive's employment is terminated by reason of Executive's Disability or by the Corporation pursuant to Sections 2.1(a) or 2.1(d), the date specified by the Corporation; and

                  (c) if the Executive's employment is terminated by the Executive, the date on which the Executive notifies the Corporation of [his/her] termination.


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            2.3 Effect of Termination of Employment.

                  (a) If the Executive's employment is terminated by the Corporation, pursuant to Section 2.1(a), the Executive shall only be entitled to the following:

                            (i) Severance. Subject to Section 4.1(a) hereof, the
Corporation shall: (a) continue to pay the Executive, in accordance with the Corporation's normal payroll practice, [his/her] Base Compensation, as in effect immediately prior to such termination of employment, for the longer of the balance of the Term or the one-year period commencing on the date of such termination (whichever period is applicable shall be referred to herein as the "Severance Period"); and (b) pay to the Executive, on the last business day of the Severance Period, an amount equal to the bonus paid to the Executive for the calendar year prior to the year in which [his/her] employment is terminated.

                            (ii) Stock Options. The Executive's rights with
respect to any stock options granted to the Executive by the Corporation shall be governed by the provisions of the respective award agreements under which such stock options were granted, except as provided in Section 4.1(a).

                            (iii) Welfare Plan Coverages. The Executive shall
continue to participate during the Severance Period in any group medical, dental or life insurance plan [he/she] participated in prior to the date of [his/her] termination, under substantially similar terms and conditions as an active employee; provided that participation in such group medical, dental and life insurance plan shall correspondingly cease at such time as the Executive (a) becomes eligible for a future employer's medical, dental and/or life insurance coverage (or would become eligible if the Executive did not waive coverage) or
(b) violates any of the provisions of Article III as determined by the Corporation. Notwithstanding the foregoing, the Executive may not continue to participate in such plans on a pre-tax or tax-favored basis.

                            (iv) Retirement Plans. Without limiting the
generality of the foregoing, it is specifically provided that the Executive shall not accrue additional benefits under any pension plan of the Corporation (whether or not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended) during the Severance Period.

                  (b) If the Executive's employment is terminated by reason of the Executive's death or Disability, pursuant to Sections 2.1(b) and 2.1(c), the Executive (or the Executive's designee or estate) shall only be entitled to whatever welfare plans benefits are available to the Executive pursuant to the welfare plans the Executive participated in prior to such termination, and whatever stock options may have been granted to the Executive by the Corporation the terms of which shall be governed by the provisions of the respective award agreements under which such stock options were granted.

                  (c) If the Executive's employment is terminated by the Corporation for Cause or by the Executive pursuant to Section 2.1(e) hereof, the Executive shall receive only that portion of the Executive's then current Base Compensation payable through the Executive's termination date. The Executive's rights with respect to any stock options granted to the Executive by the Corporation shall be governed by the provisions of the respective award


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agreements under which such stock options were granted. The Corporation shall have no further obligations to the Executive as a result of the termination of the Executive's employment.

                                  Article III
                           COVENANTS OF THE EXECUTIVE

            3.1 Non-Compete.

                  (a) The Corporation and the Executive acknowledge that: (i) the Corporation has a special interest in and derives significant benefit from the unique skills and experience of the Executive; (ii) the Executive will use and have access to proprietary and valuable Confidential Information (as defined in Section 3.2 hereof) during the course of the Executive's employment; and
(iii) the agreements and covenants contained herein are essential to protect the business and goodwill of the Corporation or any of its subsidiaries, affiliates or licensees. Accordingly, except as hereinafter noted, the Executive covenants and agrees that during the Term, and for the remainder of such Term following the termination of Executive's employment, the Executive shall not provide any labor, work, services or assistance (whether as an officer, director, employee, partner, agent, owner, independent contractor, stockholder or otherwise) to a "Competing Business." For purposes hereof, "Competing Business" shall mean any business engaged in the designing, marketing or distribution of premium lifestyle products, including but not limited to apparel, home, accessories and fragrance products, which competes in any material respects with the Corporation or any of its subsidiaries, affiliates or licensees, and shall include, without limitation, those brands and companies that the Corporation and the Executive have jointly designated in writing on the date hereof, which is incorporated herein by reference and which is attached as Exhibit B, as being in competition with the Corporation as of the date hereof. Thus, Executive specifically acknowledges that Executive understands that, except as provided in Section 3.1(b) [he/she] may not become employed by any Competing Business in any capacity during the Term.

                  (b) The non-compete provisions of this Section shall no longer be applicable to Executive if [he/she] has been notified pursuant to Section 2.1(a) hereof that [his/her] services will no longer be required during the Term.

                  (c) It is acknowledged by the Executive that the Corporation has determined to relieve the Executive from any obligation of non-competition for periods after the Term, and/or if the Corporation terminates the Executive's employment under Section 2.1(a). In consideration of that, and in consideration of all of the compensation provisions in this Agreement (including the potential for the award of stock options that may be made to the Executive), Executive agrees to the provisions of Section 3.1 and also agrees that the non-competition obligations imposed herein, are fair and reasonable under all the circumstances.

            3.2 Confidential Information.

                  (a) The Corporation owns and has developed and compiled, and will own, develop and compile, certain proprietary techniques and confidential information as described below which have great value to its business (referred to in this Agreement, collectively, as "Confidential Information"). Confidential Information includes not only information disclosed


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by the Corporation and/or its affiliates and licensees to Executive, but also information developed or learned by Executive during the course of, or as a result of, employment hereunder, which information Executive acknowledges is and shall be the sole and exclusive property of the Corporation. Confidential Information includes all proprietary information that has or could have commercial value or other utility in the business in which the Corporation is engaged or contemplates engaging, and all proprietary information the unauthorized disclosure of which could be detrimental to the interests of the Corporation. Whether or not such information is specifically labeled as Confidential Information by the Corporation is not determinative. By way of example and without limitation, Confidential Information includes any and all information developed, obtained or owned by the Corporation and/or its affiliates and licensees concerning trade secrets, techniques, know-how (including designs, plans, procedures, processes and research records), software, computer programs, innovations, discoveries, improvements, research, development, test results, reports, specifications, data, formats, marketing data and plans, business plans, strategies, forecasts, unpublished financial information, orders, agreements and other forms of documents, price and cost information, merchandising opportunities, expansion plans, designs, store plans, budgets, projections, customer, supplier and subcontractor identities, characteristics and agreements, and salary, staffing and employment information. Notwithstanding the foregoing, Confidential Information shall not in any event include (A) Executive's personal knowledge and know-how relating to merchandising and business techniques which Executive has developed over [his/her] career in the apparel business and of which Executive was aware prior to [his/her] employment, or (B) information which (i) was generally known or generally available to the public prior to its disclosure to Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to Executive through no wrongful act of any person or (iii) which Executive is required to disclose by applicable law or regulation (provided that Executive provides the Corporation with prior notice of the contemplated disclosure and reasonably cooperates with the Corporation at the Corporation's expense in seeking a protective order or other appropriate protection of such information).

                  (b) Executive acknowledges and agrees that in the performance of [his/her] duties hereunder the Corporation will from time to time disclose to Executive and entrust Executive with Confidential Information. Executive also acknowledges and agrees that the unauthorized disclosure of Confidential Information, among other things, may be prejudicial to the Corporation's interests, and an improper disclosure of trade secrets. Executive agrees that [he/she] shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any corporation, partnership, individual or other third party, other than in the course of [his/her] assigned duties and for the benefit of the Corporation, any Confidential Information, either during [his/her] term of employment or thereafter.

                  (c) The Executive agrees that upon leaving the Corporation's employ, the Executive shall not take with the Executive any software, computer programs, disks, tapes, research, development, strategies, designs, reports, study, memoranda, books, papers, plans, information, letters, e-mails, or other documents or data reflecting any Confidential Information of the Corporation, its subsidiaries, affiliates or licensees.

                  (d) During Executive's term of employment, Executive will disclose to the Corporation all designs, inventions and business strategies or plans developed for the


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Corporation, including without limitation any process, operation, product or improvement. Executive agrees that all of the foregoing are and will be the sole and exclusive property of the Corporation and that Executive will at the Corporation's request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Corporation

            3.3 Non-Solicitation of Employees. The Executive covenants and agrees that during the Term, and for the remainder of such Term following the termination of Executive's employment for any reason whatsoever hereunder, the Executive shall not directly or indirectly solicit or influence any other employee of the Corporation, or any of its subsidiaries, affiliates or licensees, to terminate such employee's employment with the Corporation, or any of its subsidiaries, affiliates or licensees, as the case may be, or to become employed by a Competing Business.

            3.4 Nondisparagement. The Executive agrees that during the Term and thereafter whether or not [he/she] is receiving any amounts pursuant to Sections
2.3 and 4.1, the Executive shall not make any statements or comments that reasonably could be considered to shed an adverse light on the business or reputation of the Corporation or any of its subsidiaries, affiliates or licensees, the Board or any officer of the Corporation or any of its subsidiaries, affiliates or licensees; provided, however, the foregoing limitation shall not apply to (i) compliance with legal process or subpoena, or
(ii) statements in response to inquiry from a court or regulatory body.

            3.5 Remedies.

                  (a) The Executive acknowledges and agrees that in the event the Corporation reasonably determines that the Executive has breached any provision of this Article III, that such conduct will constitute a failure of the consideration for which stock options had been awarded, and notwithstanding the terms of any stock option award agreement, plan document, or other provision of this Agreement to the contrary, the Corporation may notify the Executive that [he/she] may not exercise any unexercised stock options and the Executive shall immediately forfeit the right to exercise any stock option of the Corporation that remains unexercised at the time of such notice and Executive waives any right to assert that any such conduct by the Corporation violates any federal or state statute, case law or policy.

                  (b) If the Corporation reasonably determines that the Executive has breached any provision contained in this Article III, the Corporation shall have no further obligation to make any payment or provide any benefit whatsoever to the Executive pursuant to this Agreement, and may also recover from the Executive all such damages as it may be entitled to at law or in equity. In addition, the Executive acknowledges that any such breach is likely to result in immediate and irreparable harm to the Corporation for which money damages are likely to be inadequate. Accordingly, the Executive consents to injunctive and other appropriate equitable relief upon the institution of proceedings therefor by the Corporation in order to protect the Corporation's rights hereunder. Such relief may include, without limitation, an injunction to prevent: (i) the breach or continuation of Executive's breach; (ii) the Executive from disclosing any trade secrets or Confidential Information (as defined in Section 3.2); (iii) any Competing Business from receiving from the Executive or using any such trade secrets or Confidential


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Information; and/or (iv) any such Competing Business from retaining or seeking to retain any employees of the Corporation.

            3.6 The provisions of this Article III shall survive the termination of this Agreement and Executive's Term of employment.

                                   Article IV
                                CHANGE IN CONTROL

            4.1 Change in Control.

                  (a) Effect of a Change in Control. Notwithstanding anything contained herein to the contrary, if the Executive's employment is terminated within 12 months following a Change in Control (as defined in Section 4.1(b) hereof) during the Term by the Corporation for any reason other than Cause, then:

                            (i) Severance. The Corporation shall pay to the
Executive, in lieu of any amounts otherwise due [him/her] under Section 2.3(a) hereof, within 15 days of the Executive's termination of employment, a lump sum amount equal to two times the sum of: (A) the Executive's Base Compensation, as in effect immediately prior to such termination of employment; and (B) the bonus actually paid to the Executive during the year prior to the Executive's termination.

                            (ii) Stock Options. The Executive shall immediately
become vested in any unvested stock options granted to the Executive by the Corporation prior to the Change in Control and Executive will have six (6) months from the date of termination under this circumstance to exercise all vested options.

                  (b) Definition. For purposes hereof, a "Change in Control" shall mean the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 ("Act")) other than Permitted Holders; (ii) any person or group, other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50 percent of the total voting power of the voting stock of the Corporation, including by way of merger, consolidation or otherwise; (iii) during any period of two consecutive years, Present and/or New Directors cease for any reason to constitute a majority of the Board; or (iv) the Permitted Holders' beneficial ownership of the total voting power of the voting stock of the Corporation falls below 30 percent and either Ralph Lauren is not nominated for a position on the Board of Directors, or he stands for election to the Board of Directors and is not elected. For purposes of this
Section 4.1(b), the following terms have the meanings indicated: "Permitted Holders" shall mean, as of the date of determination: (A) any and all of Ralph Lauren, his spouse, his siblings and their spouses, and descendants of them (whether natural or adopted) (collectively, the "Lauren Group"); and (B) any trust established and maintained primarily for the benefit of any


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member of the Lauren Group and any entity controlled by any member of the Lauren
Group. "Present Directors" shall mean individuals who at the beginning of any such two consecutive year period were members of the Board. "New Directors" shall mean any directors whose election by the Board or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors of the Corporation who, at the time of such vote, were either Present Directors or New Directors.

                  (c) Excise Tax Gross-Up. If the Executive becomes entitled to one or more payments (with a "payment" including the vesting of restricted stock, a stock option, or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan or agreement with the Corporation or any affiliated company (collectively, "Change of Control Payments"), which are or become subject to the tax ("Excise Tax") imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation shall pay to the Executive at the time specified below such amount (the "Gross-up Payment") as may be necessary to place the Executive in the same after-tax position as if no portion of the Change of Control Payments and any amounts paid to the Executive pursuant to this paragraph 4(c) had been subject to the Excise Tax. The Gross-up Payment shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax. For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed: (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the year in which the Gross-up Payment is to be made; and (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Corporation at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to the Executive or otherwise realized as a benefit by the Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been used in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in
Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made, the Corporation shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Change of Control Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Corporation shall pay to the Executive on such day an estimate, as determined by counsel or auditors selected by the Corporation and reasonably acceptable to the Executive, of the minimum amount of such payments. The Corporation shall pay to the Executive the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount


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subsequently determined to have been due, such excess shall constitute a loan by the Corporation to the Executive, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). The Corporation shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Corporation may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Corporation's control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. The Executive shall cooperate with the Corporation in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder).

                                   Article V
                                  MISCELLANEOUS

            5.1 Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:    Gerald M. Chaney
                                    125 Deertrail N.
                                    Ramsey, NJ  07446

            If to the Corporation:  Polo Ralph Lauren Corporation
                                    650 Madison Avenue
                                    New York, New York 10022
                                    Attn:  Mitchell A. Kosh
                                    Senior Vice President - Human Resources
                                    Fax: (212) 318-7277

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            5.2 Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Corporation. This Agreement, along with any documents incorporated herein by reference, constitute the entire agreement between the parties regarding their employment relationship. To the extent that this Agreement is in any way inconsistent with any prior or contemporaneous stock option agreements between the parties, this Agreement shall control. No agreements or representations, oral or otherwise, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

            5.3 Governing Law. The validity, interpretation, construction, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York without


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reference to New York's choice of law rules. In the event of any dispute, the
Executive agrees to submit to the jurisdiction of any court sitting in New York State.

            5.4 No Mitigation or Offset. In the event the Executive's employment with the Corporation terminates for any reason, the Executive shall not be obligated to seek other employment following such termination and there shall be no offset of the payments or benefits set forth herein.

            5.5 Withholding. All payments required to be made by the Corporation hereunder to the Executive or the Executive's estate or beneficiaries shall be subject to the withholding of such amounts as the Corporation may reasonably determine it should withhold pursuant to any applicable law.

            5.6 Attorney's Fees. Each party shall bear its own attorney's fees and costs incurred in any action or dispute arising out of this Agreement and/or the employment relationship.

            5.7 No Conflict. Executive represents and warrants that [he/she] is not party to any agreement, contract, understanding, covenant, judgment or decree or under any obligation, contractual or otherwise, in any way restricting or adversely affecting [his/her] ability to act for the Corporation in all of the respects contemplated hereby.

            5.8 Enforceability. Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party's right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.

            5.9 Miscellaneous. No right or interest to, or in, any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive's death and shall not preclude the legal representative of the Executive's estate from assigning any right hereunder to the person or persons entitled thereto. If the Executive should die while any amounts would still be payable to the Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's written designee or, if there be no such designee, to the Executive's estate. This Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the Executive, the

    Executive's heirs and legal representatives and the Corporation and its successors. The section headings shall not be taken into account for purposes of the construction of any provision of this Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

POLO RALPH LAUREN CORPORATION

       /s/ Mitchell A. Kosh               /s/ Gerald M. Chaney
---------------------------------         ---------------------------------
By:    Mitchell A. Kosh                   Gerald M. Chaney

Title: Senior Vice President
       Human Resources

                                    EXHIBIT A

Mitchell A. Kosh

Effective July 1, 2001, annual base compensation is $450,000.

                                    EXHIBIT B

Abercrombie & Fitch
Ann Taylor
Brooks Brothers
Burberry
Calvin Klein
Chanel
Crate & Barrel
Gap Corp.
GFT
Gianni Versace
Giorgio Armani
Gucci Group
Hermes
Hugo Boss
Jones Apparel Group
Joseph Aboud
Liz Clairborne
LVMH
Martha Stewart Living Omni Media
Nautica
Prada Group
Richemont Group
Salvatore Ferragamo Italia S.P.A.
Tommy Hillfiger
William Sonoma Group